February 26, 2019

Harvey Beker
Co-Chairman
GLOBAL MACRO TRUST
c/o Millburn Ridgefield Corporation
1270 Avenue of the Americas, 11th Floor
New York, NY 10020

       Re: GLOBAL MACRO TRUST
           Registration Statement on Form S-1
           Filed February 13, 2019
           File No. 333-229651

Dear Mr. Beker:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Josh Lobert, Staff Attorney, at 202-551-7150 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Real
Estate and
                                                            Commodities